Exhibit 99.1

[Kraft Foods’ Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS STATEMENT REGARDING STARBUCKS AGREEMENT

NORTHFIELD, Ill. – Nov. 4, 2010 – In response to a statement released today by Starbucks, Kraft Foods Inc. (NYSE: KFT) issued the following clarification regarding the agreement:

Kraft Foods' agreement with Starbucks regarding the sale of packaged coffee in grocery stores and other channels is perpetual. Importantly, if Starbucks decides to exit its relationship with Kraft Foods, the agreement requires Starbucks to pay Kraft Foods the fair market value of the business plus, in certain instances, a premium. Kraft Foods intends to keep the discussions with Starbucks private and will not be providing further details or comments at this time.

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

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